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[HEALTHSOUTH GRAPHIC OMITTED]


Media Contact                                                  November 14, 2005
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Andy Brimmer, 205-410-2777


           HEALTHSOUTH TO PROVIDE BUSINESS UPDATE ON DECEMBER 13, 2005
                 Intends to Hold Shareholder Meeting by Year-End

Birmingham, Ala. - HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced it will hold a business update meeting in New York City on Tuesday, December 13, at 8 a.m. Eastern Time to provide an update on the status of its current operations. In addition, the Company also announced that it intends to hold its 2005 annual meeting of stockholders in order to elect directors prior to the end of the year.

December 13 Meeting

The Business Update meeting will be held in the 3rd floor auditorium of the J.P. Morgan Chase World Headquarters at 270 Park Avenue. Individuals attending the meeting in person should allow ample time for security. Photo identification will be required. The company expects the meeting to conclude by 9:30 a.m. Eastern Time.

Individuals also will be able to access the meeting via teleconference or a live Internet broadcast. To access the meeting by phone, please dial 800-369-1733 and enter pass code 3935568. International callers should dial 517-319-9288 and use the same pass code. A digital recording will be available, beginning approximately two hours after the completion of the meeting, from December 13, 2005 to December 27, 2005. To access the recording, please dial 800-216-3090. International callers should dial 402-220-3857.

The Internet broadcast will be available at www.healthsouth.com by clicking on an available link. The Webcast will be archived for replay purposes for two weeks after the live broadcast on the same Web site. A copy of the slide presentation that HealthSouth plans to use during the meeting will be filed with the U.S. Securities and Exchange Commission and will also be posted on the Company's Web site at www.healthsouth.com.

Shareholder Meeting
HealthSouth also announced that it intends to hold its 2005 annual meeting of stockholders in order to elect directors prior to the end of the year. HealthSouth's ability to hold this meeting is subject to satisfying the federal securities laws relating to holding an annual meeting, including, but not limited to, the filing of its 2004 Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders who wish to have a proposal included in the HealthSouth proxy statement for this annual meeting must send their proposal to HealthSouth so that it is received it no later than November 25, 2005. Any stockholder proposal must comply with the requirements established by the Securities and Exchange Commission in order to be included in the proxy statement. In addition, any stockholder wishing to nominate a candidate for director at this annual meeting must submit such nomination and the other information required by Article III of our by-laws, so that it is received no later than November 29, 2005. Stockholder proposals and nominations should be directed to the secretary of HealthSouth Corporation at One HealthSouth Parkway, Birmingham, Alabama 35243.

HealthSouth intends to hold its 2006 Annual Meeting of stockholders during the second quarter of 2006.

About HealthSouth

HealthSouth is the nation's largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

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